Exhibit 5(a)

November 23, 2011

Board of Directors

WF Deferred Compensation Holdings, Inc.

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration by Wells Fargo & Company, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, of:

•

$2,124,650 of deferred compensation obligations (the “Obligations”) of WF Deferred Compensation Holdings, Inc., a Delaware corporation (the “Plan Sponsor”) issuable under the WF Deferred Compensation Holdings, Inc. Nonqualified Deferred Compensation Plan for Independent Contractors (the “Plan”);

•	the guarantee (the “Guarantee”) of Wells Fargo & Company, a Delaware corporation (“Wells Fargo”) relating to the Obligations; and

•	349,116 shares of the common stock, par value $1-2/3 per share , of Wells Fargo (the “Shares”) issuable under the Plan,

I have examined such corporate records and other documents, including the registration statement on Form S-3 to be filed with the Securities and Exchange Commission relating to the Obligations, the Guarantee, and the Shares (the “Registration Statement”), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

1. Each of the Plan Sponsor and Wells Fargo is a corporation duly organized and existing under the laws of the state of Delaware.

2. The Obligations, when issued in accordance with the terms of the Plan, will be binding obligations of the Plan Sponsor enforceable against the Plan Sponsor in accordance with their terms except as enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally, and (b) is subject to the effect of general principles of equity, whether applied by a court of law or equity.

3. The Guarantee, as to Obligations issued in accordance with the terms of the Plan, will be a binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms except as enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally, and (b) is subject to the effect of general principles of equity, whether applied by a court of law or equity.

4. The Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued and fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jeannine E. Zahn

Jeannine E. Zahn

Senior Counsel

Wells Fargo & Company